Red Trail Energy
PO Box 11, 3682 Hwy 8 S, Richardton, ND 58652

RED TRAIL REPORT

Fourth Quarter 2010

By the time you receive this newsletter, Red Trail's audit will be complete, the 10-K will be filed, and I am happy to report that 2010 was the best year yet financially for the Company with net income of just over $9,000,000. It also feels good to report to the members that the Company's performance in 2010 has put the Company in a position to not only comply with all of our debt related covenants, but also to pay in full the two loan principal payments which had been deferred during challenging times in 2009. As mentioned above, the Company's 2010 annual report on Form 10-K is available through our web-site for your viewing by clicking on the SEC Compliance link.



Gerald Bachmeier, CEO

And although 2010 was an exceptional year for Red Trail, it is also important for members to know that our Company and the industry could face many challenges in the coming year. A few specifics being crude oil continues to hover around and above the $100/barrel mark, gas prices are moving up to $3.55/gallon on a national average which puts definite pressure on consumer consumption. This potential decrease in gasoline demand has a direct impact on ethanol given that ethanol is already hitting maximum penetration so crush margins have declined significantly. Also contributing to the margin challenge is the predicted short carryout in corn for 2011 which has put corn at over $7/bushel this spring.

As we take on these challenges, we continue to look at cost saving measures throughout the Company such as a soon to be implemented flue gas recirculation unit and installing an alternative fuel supply to our boiler, both of which will reduce our energy consumption and lower our carbon foot print. These are just two examples of our continued efforts to reduce costs and run the plant as efficiently as possible.

I would encourage everyone to review the annual meeting materials that you will be receiving shortly and if you have any questions, please feel free to contact any one of us at Red Trail. Thank you for your continued confidence and support.

Red Trail Energy's 5th Annual Meeting

The RTE Board wishes to notify you that the Fifth Annual Membership meeting is scheduled for **June 23rd** at the Ramkota Hotel in Bismarck, ND. In addition, a meal will be served at 5:30p.m. followed by the meeting portion at 7:00 p.m. **To R.S.V.P for the meal please contact Jennifer at jennifer@redtrailenergy.com or (701) 974-3308 extension 101.** Rooms are available for $84.00 on Thursday night by contacting the Ramkota and asking for the Red Trail Energy room block.

The Mission of Red Trail Energy is to create economic benefit for our investors, local communities, and the state of North Dakota by converting our natural resources and regional corn production into ethanol and beneficial coproducts.

Red Trail Energy, LLC • 3682 Hwy 8 South • PO Box 11 • Richardton, ND 58652
Phone: 701-974-3308 • Grains Line: 701-974-3880 • Fax: 701-974-3309

Governor Nominations for RTE Board

One agenda item on this year's proxy will be the election of two members to our board of governors for a three-year term. The Board members up for reelection are Ron Aberle and Jody Hoff. Mr. Aberle has requested to be re-nominated to serve again. In the interest of ensuring that RTE has the most qualified Board members, the Board has established a Nominating Committee to lead the process of reviewing additional candidates and selecting the most qualified individuals for these two board seats. RTE's Operating Agreement requires a timely notice of those interested in being nominated. Because of this requirement we ask that written notice be received in the RTE office by **Thursday, April 14th**. Please send these requests to the Secretary of the Company c/o Jennifer Ondracek, PO Box 11, Richardton, ND 58652.

The Nominating Committee has prepared a formal process to interview and assemble further recommendations that will be presented to the Board of Governors, who will then decide which candidates should be recommended to the members to serve as Governors. Those nominated will be asked to fill out a questionnaire as part of the interview process.

The Board believes this will be the most effective and efficient process of selecting the best candidates for Governors, based on criteria that are designed to make sure RTE serves the needs of all of its members and preserves your investment in RTE.

A Notice of Annual Meeting and Proxy Statement will be mailed to all members at a later date (anticipated to be sent the first week in May) with the Board recommendations for these board seats.

U.S. Ethanol Production is on a Rise (March 23rd)

U.S. ethanol production climbed 2 percent to 913,000 barrels a day last week, the highest level in two months, according to the Energy Department.

Output rose to the highest level since Jan. 21 and the gain was the largest since Jan. 14, the department said in a report released in Washington. Stockpiles grew 0.7 percent to a record 20 million barrels.

Production of conventional gasoline blended with ethanol gained 0.9 percent to 4.95 million barrels a day. Refiners receive a 45-cent tax credit for every gallon of ethanol blended into the motor fuel.

Denatured ethanol for March delivery slumped 0.8 cent, or 0.3 percent, to $2.48 a gallon at 10:35 a.m. New York time on the Chicago Board of Trade. Futures have climbed 59 percent in the past year.

Spring Shutdown Scheduled

RTE's Spring shutdown is scheduled for April 25th. The shutdown is scheduled to last one week. If all repairs go well, the plant will be up and running again by May 1st.

Where do RTE's Employees Live?

RTE's employees live all over the Southwest region of North Dakota



Dickinson
Bismarck

- Belfield– 1
- Beulah– 3
- Bismarck– 8
- Dickinson– 5
- Glen Ullin– 8
- Hazen– 1
- Hebron– 4
- Mandan– 4
- New Salem– 1
- Richardton– 6
- Taylor– 1

Address change?

Have you moved? Help us keep our information up-to-date with changes in your address. Email Jennifer at Jennifer@redtrailenergy.com with changes.

Would you like a tour?

RTE is currently doing tours the first Tuesday of the month at 1:00 p.m. CST. Please contact Jennifer to schedule a tour. (701) 974-3308 ext.101 or Jennifer@redtrailenergy.com

FINANCIALS

4th Quarter 2010



CFO Report: I recently had an investor call me and he offered me some advice. That advice was "Just write a note every once in a while to tell us how things are going." Following that advice, we are both mailing and posting on our web-site this newsletter and it feels good to report to the members that the state of the Company is good. Some 2010 highlights: Net income of just over $9,000,000, more than $15,000,000 in debt reduction, a mediated settlement agreement with the design builder, and a greatly improved relationship with the Company's senior lender. This improved relationship being a direct result of the Company's ability to survive some financially challenging times in the past and to meet and exceed all covenants and requirements put on the Company by the lender subsequent to those challenges. My hopes are that the Company's performance in 2010 sets us up for a strong 2011 and an even stronger 2012, at which time the Company's senior debt matures and we'll be able to put a solid, long-term capitalization structure in place for the Company. I have enjoyed my time so far with Red Trail, including visiting with many members personally, and I look forward to meeting and visiting with more of you in the future. If any members have any questions about the Company's financials, please contact me. I hope to see you at the annual meeting in June.

Sincerely, Kent Anderson, Chief Financial Officer

Balance Sheets	December 31, 2010	December 31, 2009
Total Assets	$89,924,953	$97,677,401
Total Liabilities	$47,020,817	$63,802,037
Members Equity	$42,904,136	$33,875,364
Book Value per Unit	$1.07	$0.85

Statements of Operations	Year Ended December 31, 2010	Year Ended December 31, 2009
Revenues	$109,895,184	$93,836,661
Gross Profit	$ 13,948,966	$ 5,985,792
Net Income	$ 9,028,772	$ 360,660
Net Income Per unit	$ 0.22	$ 0.01
Average Units Outstanding	40,193,973	40,191,494

RTE Established Energy Scholarship Through The Bismarck State College Foundation

Red Trail energy has established an energy scholarship for students going into the Bismarck State College Process Plant Technology Program. We are helping to fund the education of a local student who is interested in returning to our community for their career.

Gordon Binek, Executive Director of the BSC Foundation states, "We appreciate Red Trail Energy's commitment to energy education, scholarships bring the dream of a college education within reach. Their support is invaluable to our students! "To apply for the Red Trail Energy Scholarship and the many other scholarships that the BSC Foundation has available go to Bismarck.edu/foundation/scholarships and apply online or print an application.

Information Found on Redtrailenergy.com

RTE's website is a great source for current company and industry information. In addition to SEC reports, you can also find Commodity Bids, Investor Information, and Career Openings with RTE. Please take some time to browse the entire site!

Red Trail Energy LLC
PO Box 11
3682 HWY 8S
Richardton, ND 58652

ATTENTION:

Corn Unloading Hours

Monday-Friday: 6:30am-6:00pm CT (in line by 5:30pm)

Dried Distiller's Loading Hours Monday-Friday:
7:00am-3:30pm CT

As of January 3rd, 2011 ND Grain Inspection will be handling all scale and grading operations at RTE.

Effective January 10th, all corn loads will be accessed a $10/ load charge.

Contact:

Corn:

Ryan Wiege, Grains Department
Office: (701) 974-3880, ext 117
Cell: (701) 690-1486
ryan@redtrailenergy.com

Dried Distillers Grain Contracts:

John, Cenex Harvest States
(800) 769-1066

Modified Distillers Grain Contracts
Abra Sundsbak, Grains Department
Office: (701) 974-3308 ext. 118
abra@redtrailenergy.com

To get added to our corn bid email list, email Ryan at ryan@redtrailenergy.com
To get added to our corn bid text messaging, please email Ryan at ryan@redtrailenergy.com with your mobile phone number and your service provider.